Exhibit F-1

                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
           A Limited Partnership Including Professional Corporations
                              260 Franklin Street
                             Boston, MA 02110-3713




                               February 12, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Sir or Madam:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with Post-Effective Amendment No. 7 to an application-declaration on Form U-1 (File 70-9633) ("Post-Effective Amendment No. 7") of Unitil Corporation (the "Company"), a New Hampshire corporation, and a registered public utility holding company under the Public Utility Holding Company Act of 1935, and its subsidiaries, Concord Electric Company, Exeter & Hampton Electric Company, Unitil Power Corp., Unitil Realty Corp., Unitil Resources, Inc. and Unitil Service Corp., each of which is a New Hampshire corporation, and its subsidiary Fitchburg Gas and Electric Light Company ("Fitchburg"), a Massachusetts corporation (collectively, the Company and its subsidiaries are referred to as the "Applicants"). The Commission has issued two earlier orders related to previous application-declarations filed under File No. 70-9633. See Holding Co. Act Release Nos. 27182 (June 9, 2000) and 27307 (Dec. 15, 2000).

     In Post-Effective Amendment No. 7, the Applicants request authorization to raise the Company's permitted level of short-term borrowing from $35 million to $45 million and Fitchburg's permitted level of short term borrowing from $20 million to $30 million.

     We have examined originals of Post-Effective Amendment No. 7 and originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, we have examined such questions of law, as we considered necessary or appropriate for the purpose of rendering this opinion. Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that:

     (1)  All  state  laws   applicable   to  the   transactions   described  in
     Post-Effective Amendment No. 7 will have been complied with.

     (2) The Company and Fitchburg are validly organized and duly existing under the laws of the State of New Hampshire and Commonwealth of Massachusetts respectively.

     (3) The notes to be issued to banks by the Company and Fitchburg in accordance with Post-Effective Amendment No. 7 are valid and binding obligations enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity, regardless of whether such principles are considered at a proceeding at law or in equity, and further subject to the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (4) The consummation of the transactions proposed in Post-Effective Amendment No. 7 will not violate the legal rights of the holders of any securities issued by the Company or Fitchburg.

     The opinions expressed above in respect of the approval of the transactions described in Post-Effective Amendment No. 7 are subject to the following assumptions or conditions:

     a. The Commission shall have duly entered an appropriate order or orders granting and permitting Post-Effective Amendment No. 7 to become effective with respect to the short-term borrowings described therein.

     b. No act or event other than as described herein shall have occurred subsequent to the date hereof, which would change the opinions expressed above.

     We  hereby   consent  to  the  use  of  this   opinion  as  an  exhibit  to
Post-Effective Amendment No. 7.

     We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire, Commonwealth of Massachusetts and the federal laws of the United States.

                                       Very truly yours,


                                       LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                       3